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North Pittsburgh Systems, Inc.

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				Phillip Goldstein

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The North Pittsburgh Systems Shareholder Committee
Park 80 West ? Plaza Two, Suite C04
Saddle Brook, NJ 07663
Ph 201-556-0092
Fx 201-556-0097
Email: adakos@bulldoginvestors.com




April 18, 2007

Dear Fellow North Pittsburgh Systems Shareholder:

We recently wrote to you to express our doubts about the ability of North Pittsburgh Systems (?NPSI?) to continue to operate as a profitable stand alone local telephone company. As you surely know, the days when a small local telephone company like NPSI could have a monopoly are over. Competition from larger players and other technologies such as cable TV, internet, and cellular providers who also have much deeper pockets is severe and is intensifying. We believe a sale of the Company is inevitable. The only question is when. If the Company is sold now we should be able to get a nice premium. If we wait, it will likely fetch a much lower price.

Charles Thomas, the Chairman of NPSI?s board of directors, responded to our letter by acknowledging that NPSI is facing serious challenges but then accused us of ?disruptive behavior,? saying we want to ?undermine [management?s] business goals? and that ?it is in the best interests of NPSI and its shareholders for [management] to continue to manage the Company with a view to both short-term and long-term shareholder value, as well as for the benefit of our customers and our other constituencies.? We now know how it feels to be the bearer of bad news.

We have no desire to engage in name calling. We believe Mr. Thomas is sincere in desiring, as he put it, ?long-term sustainable value for your investment in the Company.? However, we question whether it is realistic to expect to achieve that goal by continuing to operate NPSI as a small stand alone telephone company. Instead, we think NPSI needs to strengthen its competitive position by partnering with a larger telephone company. Consolidation in the telecommunications industry is a fact of modern life. Staying the course, as Mr. Thomas advocates, is clearly a very risky strategy at this time.

Perhaps it is only natural for Mr. Thomas, who oversees a company that has been operating independently for more than one hundred years, to seek to blame us for stating some unpleasant truths. And they are indeed unpleasant. It must be painful to have to admit that in 1996 NPSI?s stock price traded as high as $60 per share and it is currently between $21 and $22 per share. We have also heard that a number of employees have recently been laid off. Are layoffs consistent with Mr. Thomas?s assurance that the Company can be managed ?for the benefit of our customers and our other constituencies? in addition to shareholders?

Management would have you believe that we are the only shareholders that are dissatisfied with its performance and strategic plan. It wants to make us the scapegoats for NPSI?s troubles. Yet, two years ago, before we invested one penny in NPSI stock shareholders owning almost 20% of its shares voted against the election of Mr. Thomas and against CEO Harry Brown as directors of the company.

As we said, we do not doubt Mr. Thomas?s sincerity. We think he and Mr. Brown are honorable people but they are in denial. As Harry Truman said, ?The buck stops here.? Given the stock?s performance since 1996 and the bleak prospects for a turnaround, how much faith can we have in a management team that now asks for our support based on a promise to create ?long-term sustainable value? for shareholders?

As sizeable shareholders, we cannot sit back and allow NPSI to continue to deteriorate. Unfortunately, that is precisely what we foresee unless the status quo changes. To that end, we would like to elect new directors to take NPSI in a direction where it can not only survive but thrive. We wish that was not necessary but we see no other choice as long as management insists that it will ?stay the course? no matter what.

Our Company is now at a crossroad. At the upcoming annual meeting you will have an opportunity to make a very important decision. You should carefully consider whether management can deliver on its promise to grow shareholder value by keeping NPSI
as a stand alone company.   If it fails, NPSI will likely
continue to be just another wasting asset. If you take a hard look at the challenges NPSI is facing we think you will agree with us that the alternative of pursuing a sale of the Company now -- while NPSI can be sold at a significant premium to its market price -- is a far more attractive alternative than ?staying the course? and, in fact, is inevitable.

Sincerely,


The North Pittsburgh Systems Shareholder Committee

Phillip Goldstein		Andrew Dakos
Bulldog Investors		Bulldog Investors

Lawrence Goldstein		James Chadwick
Santa Monica Partners LP	Monarch Activist Partners LP